Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of DERMAdoctor, LLC (the “Company”) on Amendment No. 5 to Form S-1 (File No. 333-224622) of our report dated March 2, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to the consolidated financial statements of DERMAdoctor, LLC as of December 31, 2017 and 2016 and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

September 21, 2018